Exhibit 1.3


                         Consent of Independent Auditors





The Board of Directors and Stockholder
FGIC Securities Purchase, Inc.



We consent to incorporation by reference in the registration statement (No. 33-43066) on Form S-3 of FGIC Securities Purchase, Inc. of our report dated January 22, 1999, relating to the balance sheets of FGIC Securities Purchase, Inc. of December 31, 1998 and 1997, and the related statements of income, changes in stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of FGIC Securities Purchase, Inc.


KPMG LLP



/s/   [KPMG LLP]
----------------
[KPMG LLP]



New York, New York
March 26, 1999